Exhibit 99.1

News Release

One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 503-684-7000	www.gbrx.com

For release: September 1, 2022, 6:00 a.m. EDT	Contact: Jack Isselmann, Media Relations Justin Roberts, Investor Relations (503) 684-7000

Greenbrier Appoints New President of Manufacturing Operations

William Krueger succeeds Alejandro Centurion as Greenbrier Manufacturing Operations (GMO) President

Centurion will continue to support international operations as Senior Advisor

Lake Oswego, Oregon, September 1, 2022 – The Greenbrier Companies, Inc. (NYSE:GBX) announced that the Chief Operating Officer for its Manufacturing business, William (Bill) Krueger, has been appointed to President of Greenbrier Manufacturing Operations, effective today. In this role, Krueger will be responsible for all new railcar manufacturing operations in the U.S., Mexico, Brazil, Poland, Romania and Turkey, as well as global design, engineering, sourcing, logistics and quality. He will report to Lorie Tekorius, President and CEO.

Greenbrier previously announced that Alejandro Centurion, its Executive Vice President and President of Greenbrier Manufacturing Operations, would retire from those roles effective August 31, 2022. Centurion will continue as Chair of Greenbrier Europe’s Supervisory Board. In this role, he maintains primary supervision of Greenbrier Europe’s manufacturing operations. He also remains a Senior Advisor to Tekorius and Krueger until September 2023, completing 18 years of service to Greenbrier.

“Alejandro has been a key contributor to Greenbrier’s growth over the last two decades. When he joined in 2005, Greenbrier’s manufacturing revenue was $844 million based on a few railcar types and has grown to more than $2 billion today, as we build almost every commercially-available railcar design. We’ve added facilities in Arkansas, Missouri, Texas, Mexico, Romania and Brazil during Alejandro’s tenure. Finally, our manufacturing employee base has increased from 3,533 in 2006 to approximately 16,000 people today. On behalf of Greenbrier’s management team and Board of Directors, I thank Alejandro for his many years of dedicated service,” said Lorie Tekorius, President and CEO.

Tekorius added, “I am pleased that Bill has accepted this position adding to his responsibilities within our senior management team. He brings vast experience to this position and has displayed ingenuity, compassion and leadership over his two years at Greenbrier. He is well-suited to succeed Alejandro and continue enhancing our manufacturing operations. We look forward to Bill’s additional contributions as President of GMO.”

“Bill’s appointment as President of GMO advances Greenbrier’s strategic objectives. Our actions today demonstrate a strong succession plan which strengthens our North American and international operations. I look forward to working together with Lorie and Bill on special projects, especially those impacting our European operations,” said Alejandro Centurion, EVP and President, GMO.

-More-

Before Krueger joined Greenbrier in 2020, he served as Chairman of JATCO Americas and EVP JATCO Global, a manufacturer of automatic transmissions. Prior to JATCO, Krueger held various senior management positions at major automotive manufacturers, including Toyota and Nissan. He began his career at General Motors in 1985. He holds a bachelor’s degree in electrical engineering from Marquette University and two master’s degrees in engineering management and business from Northwestern University.

About Greenbrier

Greenbrier, headquartered in Lake Oswego, Oregon, is a leading international supplier of equipment and services to global freight transportation markets. Through its wholly-owned subsidiaries and joint ventures, Greenbrier designs, builds and markets freight railcars and marine barges in North America, Europe and Brazil. We are a leading provider of freight railcar wheel services, parts, maintenance and retrofitting services in North America through our rail services business unit. Greenbrier manages 421,000 railcars and offers railcar management, regulatory compliance services and leasing services to railroads and other railcars owners in North America. GBX Leasing (GBXL) is a special purpose subsidiary that owns and manages a portfolio of leased railcars that originate primarily from Greenbrier’s manufacturing operations. GBXL and Greenbrier own a lease fleet of 11,800 railcars. Learn more about Greenbrier at www.gbrx.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Greenbrier uses words such as “will”, “is”, “forward”, “demonstrate”, and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the following: negative impacts on our business from COVID-19, variants thereof, governmental reaction thereto, and related economic disruptions (including, among other factors, our inability to operate our manufacturing facilities and other worksites, supply disruptions, inflation, and increases in interest rates); impacts from international conflicts or other geopolitical events; risks related to changes in international laws or enforcement actions by international regulators; equipment failures or technological failures; our ability to attract, retain and motivate senior management and other key employees. More information on potential factors that could cause our results to differ from our forward-looking statements is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic report on Form 10-K and subsequent reports on 10-Q. Except as otherwise required by law, the Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof.

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